EXHIBIT 99.1

Bitstream Inc. Reports Fourth Quarter and Annual

Financial Results for 2005

As a result of an increase in quarterly revenue for the quarter ended December 31, 2005 of $1,295,000 or 39% to $4,618,000, we attained our highest quarterly revenue level since going public in 1996, contributing to our attainment of a $788,000 net income or $0.08 diluted net income per share for the fourth quarter and a $1,034,000 net income or $0.11 diluted net income per share for the year.

CAMBRIDGE, MA—(Business Wire)—February 27, 2006—Bitstream Inc. (Nasdaq: BITS) today reported that its total revenue increased $1,295,000 or 39% to $4,618,000 for the three months ended December 31, 2005 as compared to $3,323,000 for the three months ended December 31, 2004. Total revenue for the twelve months ended December 31, 2005 increased $4,021,000 or 34.6% to $15,653,000 as compared to $11,632,000 for the twelve months ended December 31, 2004. We generated a profit from operations of $799,000 for the three months ended December 31, 2005, an increase of $777,000 as compared to $22,000 for the three months ended December 31, 2004. Our operating income for the year ended December 31, 2005 was $1,038,000 an improvement of $1,773,000 as compared to a loss of $(735,000) for the year ended December 31, 2004. Our net income for the three months ended December 31, 2005 increased $748,000 to $788,000 or $0.08 per diluted share as compared to $40,000 for the three months ended December 31, 2004. Our net income for the year ended December 31, 2005 improved $1,649,000 to $1,034,000 or $0.11 per diluted share as compared to a loss of $(615,000) for the year ended December 31, 2004. The Company’s cash and cash equivalents at December 31, 2005 totaled $5,464,000, an increase of $665,000 from $4,799,000 at September 30, 2005 and an increase of $1,059,000 from $4,405,000 at December 31, 2004.

“Strong sales during the fourth quarter across all of our product lines allowed us to achieve our highest quarterly and annual sales, and highest overall revenue growth rates since we went public in 1996. All of our products demonstrated enhanced market penetration in markets that we expect to continue to develop and grow in the year ahead. Our revenue for the year and the quarter allowed us to exceed our prediction of breakeven performance in 2005 and to achieve a very profitable year as evidenced by our net profit for the quarter and year ended December 31, 2005 of $788,000 and $1,034,000.” said Anna M. Chagnon, President and Chief Executive Officer. “We believe that we are well positioned to extend this momentum in 2006 by focusing on increasing revenue across all of our product lines and managing costs to enhance our profitability in the year ahead.”

FOURTH QUARTER 2005 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

November 3, 2005 — Bitstream announced the release of Font Fusion® 3.1, company’s smallest, most advanced font rasterizing engine and the fastest font engine on the market today.

December 5, 2005 — A research study released by The Center for Women’s Leadership at Babson College and The Commonwealth Institute named Bitstream as one of the Top 100 Women Led Businesses in Massachusetts.

December 7, 2005 — Bitstream announced the release of Pageflex Persona Cross Media Suite, a completely new desktop software application suite that enables customers to create targeted, personalized content in both print and email.

December 14, 2005 — Bitstream announced the release of ThunderHawk Symbian Series60 (S60) Edition. The new version gives users of select Symbian platform devices access to award-winning ThunderHawk technology, including the browser’s unique split screen view for effortless navigation on small screen phones.

January 11, 2006 — Bitstream announced the December release Pageflex Storefront 3.0. This is a major new software release that includes several new features that enable users to expand their e-commerce capabilities to include online ordering and campaign management services.

February 1, 2006 — Bitstream and Canon U.S.A., Inc. announced that Pageflex Persona™ Cross Media Suite has been designated by Canon U.S.A. as “Canon Compatible” under the Canon U.S.A. Alliance program after successful completion of testing by VeriTest, a service of Lionbridge and a leading provider of independent outsourced testing services.

February 6, 2006 — Bitstream announced the addition of The New Lincoln Gothic font set to its New Font Collection program. This set includes 24 OpenType fonts in one extended family.

February 13, 2006 — Bitstream announced the release of ThunderHawk Windows Mobile 5.0 Pocket PC Edition, which offers users a fast, secure desktop browsing experience along with new Windows Mobile 5.0 technology.

CONFERENCE CALL REMINDER

Today, February 27, 2006, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its fourth quarter and annual results for the periods ended December 31, 2005:

•	International Dial-in number: 703-639-1212
•	Domestic Dial-in number: 866-256-3815

Call into the conference number 5-10 minutes prior to the start time. An operator will check your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact at Bitstream: (617) 497-6222.

A replay of the conference call will be available through March 10, 2006 (access code): 861584

•	International Replay number: 703-925-2533
•	Domestic Replay number: 888-266-2081

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2004.

About Bitstream

Bitstream Inc. (NASDAQ: BITS) is a software development company that makes communications compelling. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include fonts and font technology, browsing technology, and publishing technology. For more information about Bitstream please visit www.bitstream.com.

Bitstream and MyFonts.com are registered trademarks, and Pageflex, the Bitstream logo and ThunderHawk are trademarks, of the Company. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenue:
Software license	$3,947	$2,839	$13,156	$9,805
Services	671	484	2,497	1,827

Total revenue	4,618	3,323	15,653	11,632
Cost of revenue:
Software license	1,182	911	4,321	3,196
Services	352	232	1,223	829

Total cost of revenue	1,534	1,143	5,544	4,025

Gross profit	3,084	2,180	10,109	7,607

Operating expenses:
Marketing and selling	753	679	2,936	2,644
Research and development	1,005	980	3,929	3,914
General and administrative	527	499	2,206	1,784

Total operating expenses	2,285	2,158	9,071	8,342

Operating profit (loss)	799	22	1,038	(735)
Other income:
Gain on investment in DiamondSoft, Inc.	—	—	—	91
Other income, net	12	13	52	71

Income (loss) before provision for income taxes	811	35	1,090	(573)
Provision for (benefit from) income taxes	23	(5)	56	42

Net income (loss)	$788	$40	$1,034	$(615)

Basic net earnings (loss) per share	$0.09	$0.00	$0.12	$(0.07)

Diluted net earnings (loss) per share	$0.08	$0.00	$0.11	$(0.07)

Basic weighted average shares outstanding	8,663	8,611	8,685	8,524

Diluted weighted average shares outstanding	9,514	9,073	9,620	8,524

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

(unaudited)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$5,464	$4,405
Accounts receivable, net	1,663	962
Prepaid expenses and other current assets	341	233

Total current assets	7,468	5,600

Property and equipment, net	315	282

Other assets:
Restricted cash	200	250
Goodwill	727	727
Intangible assets	125	174

Total other assets	1,052	1,151

Total assets	$8,835	$7,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$664	$278
Accrued expenses	1,191	1,199
Deferred revenue	1,085	792

Total current liabilities	2,940	2,269

Long-term liabilities	194	200

Total liabilities	3,134	2,469

Total stockholders’ equity	5,701	4,564

Total liabilities and stockholders’ equity	$8,835	$7,033

Contact:

Anna M. Chagnon, President and Chief Executive Officer

Bitstream Inc.

(617) 520-8619

achagnon@bitstream.com

or

James P. Dore, Vice President and Chief Financial Officer

Bitstream Inc.

(617) 520-8377

jdore@bitstream.com